Exhibit 99.11

Pazoo Moves Forward on Direct Response for Max Line Products; Allows LOI with Dean Tornabene to Expire

CEDAR KNOLLS, N.J., Dec. 20, 2012 /PRNewswire/ -- Pazoo, Inc., (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) is moving forward with its direct response campaign; however it will not be proceeding with finalizing a definitive agreement with Dean Tornabene as originally announced in a November 2012 press release concerning the signed Letter of Intent between Design by Dean and Pazoo, Inc.

Pazoo's focus on its direct response campaign will be through its Max Line of products.  Pazoo's MAX Line of Health, Wellness and Nutra-Ceutical Products to be released include the MAXPLUS Multivitamin Powered by CELLMAX and CELLMAX Stem cell nutrition concentrate. A water oxygenator will be available in the first quarter of 2013 for both people and for pets. In addition, an anti-aging product will be added to the MAX Line. Trademark applications have been filed to protect the branding of this new line allowing Pazoo to bring these products to market.

Pazoo will be able to market test the products at a greatly reduced financial risk as opposed to the increased financial backing that was needed to complete the deal with Design by Dean.  By moving forward with the Max Line of products, Pazoo will be able to garner a higher profit margin and better use its financial resources.  While the Letter of Intent with Dean Tornabene has expired, Pazoo leaves the door open with the possibility of working with Dean and his company in the future.

CEO of Pazoo, David Cunic, said, "While we are understandably disappointed we were not able to complete our direct response campaign along with Dean, we are at the same time very excited that the Max Line of products is moving forward ahead of schedule.  We anticipate higher profits than originally projected. Most importantly, the Max Line of products will significantly help both people and their pets with their everyday health and wellness, which is in fact Pazoo, Inc.'s overall goal and mission.  In conducting Pazoo's road shows, radio interviews, and television interviews over the past 90 days, we have received very positive feedback from individuals who anticipate the Max Line of products and they are very excited for its proposed release."

About Pazoo, Inc.:

Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the Pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

SOURCE Pazoo, Inc.